News Release Contact:	W. Michael Madden

Senior Vice President & CFO

(615) 872-4800

KIRKLAND’S REPORTS SECOND QUARTER RESULTS

Highlights:

•	Comparable store sales increase 6.1%

•	Reports EPS of $0.17 versus loss of $0.09 a year ago

•	Raises guidance assumptions for fiscal 2009 on first half performance

•	Strong cash flow raises cash on balance sheet to $38.5 million

NASHVILLE, Tenn. (August 26, 2009) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 26-week periods ended August 1, 2009.

Net sales for the 13-week period ended August 1, 2009, were $87.7 million compared with $87.7 million for the 13-week period ended August 2, 2008. During the quarter, the Company operated 34 fewer stores on average than in the prior year. Comparable store sales for the second quarter of fiscal 2009 increased 6.1% compared with an increase of 2.8% in the second quarter of fiscal 2008. Comparable store sales in off-mall stores increased 6.3% for the second quarter, and comparable store sales in mall stores increased 5.5%. The Company opened 5 stores and closed 6 stores during the quarter to end the period with 291 stores.

Net sales for the 26-week period ended August 1, 2009, were $171.0 million compared with $171.8 million for the 26-week period ended August 2, 2008. Comparable store sales for the 26 weeks ended August 1, 2009 increased 5.7% compared with an increase of 3.5% in the prior year period. Comparable store sales in off-mall stores increased 5.3% for the period, and comparable store sales in mall stores increased 6.8%. The Company opened 8 stores and closed 16 stores during the 26-week period.

The Company reported net income of $3.4 million, or $0.17 per diluted share, for the 13-week period ended August 1, 2009, compared with a net loss of $1.7 million, or $0.09 per diluted share, for the 13-week period ended August 2, 2008. For the 26-week period, the Company reported net income of $6.9 million, or $0.34 per diluted share, compared with a net loss of $4.2 million, or $0.22 per diluted share in the prior-year period.

Robert Alderson, Kirkland’s President and Chief Executive Officer, said, “We are pleased with the continuation of the positive trends in the business. Our product offering resonated well with our customers during the quarter, resulting in improved merchandise margins and increased traffic counts. A favorable operating cost environment, primarily from continued declines in freight expense and occupancy costs, enabled us to leverage our sales momentum and generate another strong quarter.

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2501 McGavock Pike, Suite 1000 ¦ Nashville, Tennessee 37214 ¦ (615) 872-4800

KIRK Reports Second Quarter Results

August 26, 2009

“Considering the tougher comparisons from a year ago, we are encouraged by our second quarter performance. Our semi-annual Big Sale in July was very successful with promotions featuring compelling merchandise and less clearance activity due to clean inventories. Given the first half results and similar early third quarter trends, we have become more positive in our outlook assumptions for the year, but annual results will still depend heavily upon the success of the fourth quarter holiday selling season.”

Fiscal 2009 Outlook More Positive on First Half Results

Based on the Company’s better-than-expected first half performance compared with its initial targets and expectations for fiscal 2009, the Company has revised its assumptions for several key metrics as noted below. These assumptions discount the likelihood of a return to the severe economic conditions of last fall, but do allow for the potential that the current recession could negatively impact the holiday selling season.

Store Base:
The Company started fiscal 2009 with 299 stores compared with 335 stores a year ago. For fiscal 2009, the store base is expected to average approximately 30 stores less per quarter than the comparable quarters of fiscal 2008. In accordance with the
Company’s plan to reposition its store base, closings from
natural lease expirations are expected to be approximately 35 to
40 stores. New store openings are expected to be 15 to 18 stores in fiscal 2009, with the remaining openings occurring in the late third and early fourth quarters.

Net Sales:	Full year sales are expected to be equal to or moderately below fiscal 2008 despite a smaller store base throughout the year.
Margins:
Full year merchandise and operating margins are expected to be above fiscal 2008 levels. If second half comparable store sales trends remain positive, we would expect strong year-over-year improvement in margins, but not to the levels experienced in the first half of fiscal 2009. Should comparable store sales begin to moderate in the second half of the year, we still would expect improvement in merchandise and operating margins for fiscal 2009.

Earnings:
Full year pre-tax earnings, which will continue to be the most relevant measurement of business performance in fiscal 2009, are expected to be significantly above the $10.1 million achieved in fiscal 2008. The magnitude of the improvement will be largely determined by the comparable sales growth and margin trends in the second half of the year. The Company’s income tax rate will remain difficult to model in fiscal 2009 due to the remaining valuation allowance on deferred tax assets and the accounting rules that govern the timing of any changes to the amount of the valuation allowance. Our current expectation is for a full year effective tax rate of approximately 22%.

Cash Flow:
The Company expects to generate positive cash flow for the year with no borrowings expected on its revolving line of credit.
Through the first half of fiscal 2009, the Company has generated
$6.7 million in cash flow from operations and raised its cash balance from $36.4 million at fiscal year end to $38.5 million as of August 1, 2009. Capital expenditures are estimated to range between $9 and $10 million, primarily to fund new store
construction and information technology projects. We expect to continue to fund these capital investments through cash generated from operations.

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KIRK Reports Second Quarter Results

August 26, 2009

Investor Conference Call and Web Simulcast
Kirkland’s will host a conference call today, at 11:00 a.m. ET to discuss its results of operations for the second quarter of fiscal 2009. The number to call for this interactive teleconference is (212) 231-2902. A replay of the conference call will be available through September 2, 2009, by dialing (402) 977-9140 and entering the confirmation number, 21431738.

The live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website, www.kirklands.com, or at http://www.videonewswire.com/event.asp?id=60444 on August 26, 2009, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States.  Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 292 stores in 32 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 20, 2009. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Second Quarter Results

August 26, 2009

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended
	August 1,	August 2,
	2009	2008
Net sales	$87,688	$87,684
Cost of sales	54,119	59,815

Gross profit	33,569	27,869
Operating expenses:
Other operating expenses	25,115	25,132
Depreciation and amortization	3,678	4,473

Operating income (loss)	4,776	(1,736)
Interest expense	30	29
Interest income	—	(16)
Other income	(63)	(64)

Income (loss) before income taxes	4,809	(1,685)
Income tax provision	1,365	9

Net income (loss)	$3,444	$(1,694)

Earnings (loss) per share:
Basic	$0.18	$(0.09)

Diluted	$0.17	$(0.09)

Shares used to calculate earnings (loss) per share:
Basic	19,682	19,623

Diluted	20,204	19,623

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KIRK Reports Second Quarter Results

August 26, 2009

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	26 Weeks Ended	26 Weeks Ended
	August 1,	August 2,
	2009	2008
Net sales	$171,008	$171,761
Cost of sales	105,265	116,984

Gross profit	65,743	54,777
Operating expenses:
Other operating expenses	49,453	50,182
Depreciation and amortization	7,486	9,156

Operating income (loss)	8,804	(4,561)
Interest expense	68	59
Interest income	—	(47)
Other income	(134)	(336)

Income (loss) before income taxes	8,870	(4,237)
Income tax provision	1,948	9

Net income (loss)	$6,922	$(4,246)

Earnings (loss) per share:
Basic	$0.35	$(0.22)

Diluted	$0.34	$(0.22)

Shares used to calculate earnings (loss) per share:
Basic	19,672	19,614

Diluted	20,106	19,614

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KIRK Reports Second Quarter Results

August 26, 2009

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	August 1, 2009	January 31, 2009	August 2, 2008
ASSETS
Current assets:
Cash and cash equivalents	$38,491	$36,445	$4,699
Inventories, net	38,605	38,686	42,718
Prepaid expenses and other current assets	7,944	6,191	6,646
Land and building — held for sale	—	—	2,938

Total current assets	85,040	81,322	57,001
Property and equipment, net	38,826	41,826	51,250
Other assets	4,674	3,616	1,162

Total assets	$128,540	$126,764	$109,413

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$17,077	$13,501	$13,834
Accrued expenses and other	22,548	30,330	22,383

Total current liabilities	39,625	43,831	36,227
Deferred rent	26,493	27,534	31,721
Other long-term liabilities	2,456	3,048	2,957

Total liabilities	68,574	74,413	70,905
Net shareholders’ equity	59,966	52,351	38,508

Total liabilities and shareholders’ equity	$128,540	$126,764	$109,413

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KIRK Reports Second Quarter Results

August 26, 2009

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	26 Week Period Ended
	August 1, 2009	August 2, 2008
Net cash provided by (used in):
Operating activities	$6,651	$(155)
Investing activities	(4,735)	(1,013)
Financing activities	130	47

Cash and cash equivalents:
Net increase (decrease)	$2,046	$(1,121)
Beginning of period	36,445	5,820

End of period	$38,491	$4,699

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